Daktronics, Inc. Announces Fourth Quarter and Fiscal 2008 Results

Financial Highlights Include:

• Net sales up 15 percent for the year

• Backlog increases to $175 million on record order bookings

• Record level of free cash flow for the year

• Selling, general and administrative expenses decline sequentially from fiscal 2008 third quarter

• Fiscal 2009 sales growth expected to exceed 20 percent with increased operating margins

Brookings, S.D. – May 28, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2008 fourth quarter net sales of $129.1 million and net income of $5.7 million, or $0.14 per diluted share, compared to net sales of $110.8 million and net income of $3.5 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2007. Backlog at the end of the 2008 fourth quarter was approximately $175 million, compared with a backlog of approximately $127 million a year earlier, and $138 million at the end of the third quarter of fiscal 2008.

Net sales for the fiscal year ended April 26, 2008 totaled $499.7 million, up over15 percent from sales of $433.2 million in 2007. Net income for fiscal 2008 was $26.2 million, a 7 percent increase from net income of $24.4 million in 2007. Earnings per diluted share, for the year ended April 26, 2008, were $0.63, as compared to $0.59 per diluted share for fiscal 2007.

“We ended the year better than we expected, and have built momentum as we enter fiscal 2009,” said Jim Morgan, president and chief executive officer. “We finished our year with positive trends in, orders, free cash flow and operating expenses that set the stage for fiscal year 2009. We begin fiscal 2009 with a strong backlog, which does not include a large sports project that was awarded to us in April but is subject to contract execution. We focused hard on operating expense containment and curbing capital expenditures to offset the lower operating margins for fiscal 2008, which helped us achieve solid free cash flow.”

Morgan continued, “Our international orders were especially strong for the quarter, exceeding $27 million. These orders demonstrate our ability to become a significant player in Europe and Asia, made possible by the investments we made over the past four fiscal years. We believe our international business unit can expand orders by more than 20 percent in the upcoming year, but they will be subject to volatility from quarter to quarter.”

Daktronics’ billboard segment of its commercial business unit saw substantial growth in orders in the fourth quarter of fiscal 2008, with orders exceeding $30 million for the first time. This performance exceeded the previous record of $22 million. Morgan said, “We remain pleased with the performance of the billboard market. The level of interest at all levels of outdoor advertisers remains strong despite the current economic concerns in the industry.”

“Within our live events business unit we continue to have success with large projects, as previously announced, and expect a fairly strong first half of fiscal 2009 based on orders and the pipeline,” said Morgan. “We believe that this will drive sales growth in excess of 20 percent for fiscal 2009. That growth depends on our success in booking a number of large projects. Keeping in mind the impact that the larger projects can have on gross profit levels, we are expecting that gross margin levels in this business unit will be flat in fiscal 2009, compared to fiscal 2008.”

The company’s schools and theaters business unit achieved order growth of more than 35 percent for the year, which exceeds the goals we had for this business unit at the beginning of the year. Morgan added, “With our new video display and sound system offerings for the high school marketplace, we believe that the order growth of this business unit will expand at more than 15 percent into fiscal 2009.”

Morgan concluded, “We have a number of initiatives going into fiscal 2009 in manufacturing and product development which are intended to drive higher quality, easier built and even more capable products over fiscal year 2009, which we believe will add leverage to our business for the long-term. This includes investments in common components and increased standardization which can facilitate more streamlined manufacturing and systems support. It’s all centered on our long-term goal to become a world-class manufacturing operation that produces the best products at the right price levels for the marketplace. We are also in the process of restructuring our service organization and expect to see benefits in the form of margin improvement before the end of fiscal 2009.”

“As we ended the first half of fiscal 2008 and saw that we would not achieve our operating margin goals for the year, we became more aggressive about reducing capital expenditures,” said Bill Retterath, chief financial officer. “We were able to execute this change in strategy without inhibiting our growth plans for the year.” Daktronics ended the year with less than $35 million in capital expenditures and through aggressive attention to managing net operating assets we were able to generate approximately $60 million of operating cash flow and approximately $32 million of free cash flow, including proceeds from the sale of equity investments.

Retterath added, “We are also very pleased with the sequential decline in fourth quarter operating expenses, driven by the reduction in selling and general and administrative expenses. We expect a slight increase in first quarter of fiscal 2009 operating expenses as compared to the most recent quarter as we add to our work force from the pool of recent college graduates who are critical to our long-term success and a limited number of other strategic hires. General and administrative expenses are expected to rise throughout the year but end significantly below the sales percentage growth. Selling expenses will increase at a similar rate as general and administrative expenses for the year. Selling expenses will not increase as fast as net sales due to the reorganization of our field service force, which includes the transfer of personnel from sales to service roles which had been included in cost of sales, as previously disclosed.”

Business Outlook

The company is providing financial guidance for fiscal year 2009. Daktronics expects that net sales will increase by more than 20 percent over fiscal 2008 and operating margin will range from 8.0 percent to 9.5 percent. The growth of net sales depends on a number of large contracts, particularly in our live events and international business units, which could cause this growth level to change. Operating margin may vary, primarily as a result of fluctuations in gross profit levels. This guidance is subject to a number of factors that could cause it to vary and we refer investors to our filings with the Securities and Exchange Commission for a more complete list of the risk factors we face,” concluded Retterath.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	April 26,	April 28,	April 26,	April 28,
	2008	2007	2008	2007
Net sales	$129,117	$110,787	$499,677	$433,201
Cost of goods sold	92,788	78,408	352,087	306,604
Gross profit	36,329	32,379	147,590	126,597

Operating expenses:
Selling	16,094	15,381	62,479	54,047
General and administrative	6,736	6,421	26,040	20,008
Product design and development	5,863	4,461	20,828	15,627
	28,693	26,263	109,347	89,682
Operating income	7,636	6,116	38,243	36,915

Nonoperating income (expense):
Interest income	462	351	1,757	1,811
Interest expense	(158)	(411)	(1,423)	(725)
Other income (expense), net	(460)	(615)	1,049	(1,219)

Income before income taxes	7,480	5,441	39,626	36,782
Income tax expense	1,770	1,920	13,413	12,355
Net income	$5,710	$3,521	$26,213	$24,427

Weighted average shares outstanding:
Basic	40,180	39,463	39,918	39,223
Diluted	41,158	41,348	41,337	41,311

Earnings per share:
Basic	$0.14	$0.09	$0.66	$0.62
Diluted	$0.14	$0.09	$0.63	$0.59

Cash dividend paid per share	$-	$-	$0.07	$0.06

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	April 26,
	2008	April 28,
	(unaudited)	2007
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$9,782	$2,590
Accounts receivable, less allowance for doubtful accounts	56,516	56,692
Inventories	50,525	45,835
Costs and estimated earnings in excess of billings	27,126	22,314
Current maturities of long-term receivables	7,435	6,831
Prepaid expenses and other	4,796	5,044
Deferred income taxes	9,517	7,761
Income taxes receivable	--	731
Rental equipment available for sale	--	188
Total current assets	165,697	147,986

Advertising rights, net	3,457	3,830
Long-term receivables, less current maturities	16,837	11,211
Investments in affiliates	2,998	8,762
Goodwill	4,722	4,408
Intangible and other assets	3,102	3,391
Deferred income taxes	143	136
	31,259	31,738
PROPERTY AND EQUIPMENT:
Land	3,190	3,275
Buildings	49,464	36,822
Machinery and equipment	44,743	38,420
Office furniture and equipment	45,482	37,520
Equipment held for rental	2,658	2,600
Demonstration equipment	7,516	5,939
Transportation equipment	6,106	6,669
	159,159	131,245
Less accumulated depreciation	(61,636)	(45,119)
	97,523	86,126
TOTAL ASSETS	$294,479	$265,850

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	April 26,
	2008	April 28,
	(Unaudited)	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$--	$24,615
Accounts payable	31,540	26,094
Accrued expenses and warranty obligations	26,100	21,849
Current maturities of long-term debt and marketing obligations	910	1,002
Billings in excess of costs and estimated earnings	24,560	18,293
Customer deposits	12,113	5,857
Deferred revenue	6,980	5,333
Income taxes payable	949	39
Total current liabilities	103,152	103,082

Long-term debt, less current maturities	55	592
Long-term marketing obligations, less current maturities	646	473
Long-term warranty obligations and other payables	3,766	5,366
Deferred income taxes	3,607	2,629
	8,074	9,060
TOTAL LIABILITIES	111,226	112,142

SHAREHOLDERS’ EQUITY:
Common stock	25,638	21,954
Additional paid-in capital	10,398	7,431
Retained earnings	147,912	124,469
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(686)	(137)
TOTAL SHAREHOLDERS’ EQUITY	183,253	153,708
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$294,479	$265,850

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended
	April 26, 2008	April 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,213	$24,427
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	20,806	13,298
Amortization	315	503
(Gain) loss on sale of property and equipment	(7)	(148)
Gain on sale of equity investment	(2,878)	--
Stock-based compensation	2,628	2,095
Equity in earnings and losses of affiliates	2,402	2,027
Provision for doubtful accounts	145	239
Deferred income taxes, net	(785)	(422)
Change in operating assets and liabilities	10,994	(27,413)
Net cash provided by operating activities	59,833	14,606

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(33,916)	(58,743)
Cash consideration paid for equity method investments	(750)	(13,779)
Proceeds from sale of equity investment	7,000	--
Sales of marketable securities, net	--	8,309
Proceeds from sale of property and equipment	523	215
Net cash used in investing activities	(27,143)	(63,998)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	139,462	74,584
Payments on notes payable	(164,077)	(49,969)
Proceeds from exercise of stock options and warrants	2,335	1,565
Excess tax benefits from stock-based compensation	339	1,411
Principal payments on long-term debt	(563)	(102)
Dividend paid	(2,770)	(2,339)
Net cash (used in) provided by in financing activities	(25,274)	25,150

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(681)	(89)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,735	(24,331)

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	2,590	26,921

CASH AND CASH EQUIVALENTS END OF PERIOD	$9,325	$2,590

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Daktronics, Inc. and Subsidiaries

Sales and Orders By Segment

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	April 26,	April 28,	April 26,	April 28,
	2008	2007	2008	2007
Net sales
Commercial	$46,020	$40,993	$180,938	$137,619
Live Events	40,718	39,024	168,640	177,195
Schools & Theatres	11,815	12,063	60,919	50,846
Transportation	10,476	11,592	37,355	30,414
International	20,088	7,115	51,825	37,127
Total Net Sales	$129,117	$110,787	$499,677	$433,201

Orders
Commercial	$56,299	$46,256	$183,555	$158,896
Live Events	54,308	60,241	201,775	189,859
Schools & Theatres	15,308	12,690	63,286	45,828
Transportation	10,231	10,768	34,500	33,065
International	27,250	8,828	63,303	32,792
Total Orders	$163,396	$138,783	$546,419	$460,440

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